     As filed with the Securities and Exchange Commission on March 9, 2001
                                                      Registration No. 333-43808
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                       Post-Effective Amendment No. 1 to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

       UnumProvident Corporation            UnumProvident Financing Trust II
 (Exact name of registrant as specified     UnumProvident Financing Trust III
            in its charter)              (Exact name of registrant as specified
                Delaware                            in its charter)
    (State or other jurisdiction of                     Delaware
     incorporation or organization)         (State or other jurisdiction of
               62-1598430                    incorporation or organization)
(I.R.S. Employer Identification Number)                62-6377773
           1 Fountain Square,                          62-6377772
     Chattanooga, Tennessee 37402,      (I.R.S. Employer Identification Number)
             (423) 755-1011                        1 Fountain Square,
 2211 Congress Street, Portland, Maine        Chattanooga Tennessee 37402,
                 04122,                              (423) 755-1011
             (207) 770-2211                (Address, including zip code, and
   (Address, including zip code, and               telephone number,
           telephone number,                  including area code, of the
      including area code, of the           registrant's principal executive
    registrant's principal executive                    offices)
                offices)
                                 Susan N. Roth
       Vice President, Corporate Secretary and Assistant General Counsel
                           UnumProvident Corporation
        1 Fountain Square, Chattanooga, Tennessee 37402, (423) 755-1011
 (Name, address, including zip code and telephone number, including area code, of agent for service)
                                   Copies to:
          David E. Brown, Jr.                      Donald C. Walkovik
           Alston & Bird llp                      Sullivan & Cromwell
     601 Pennsylvania Avenue, N.W.                  125 Broad Street
       North Building, 11th Floor            New York, New York 10004-2498
         Washington, D.C. 20004                  Phone: (212) 558-4000
         Phone: (202) 756-3300                 Facsimile: (212) 558-3588
       Facsimile: (202) 756-3333

                               ----------------

   Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [X] 333-43808
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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

                                  Explanatory Note

     This Post-Effective Amendment No. 1 to the registration statement on Form S-3 (Registration No. 333-43808) (the "Registration Statement") is being filed to file the Consent of PriceWaterhouseCoopers LLP as Exhibit 23.5 hereto.

     The consolidated financial statements of the former Unum Corporation and its subsidiaries as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report thereon which has been incorporated by reference in this Registration Statement from UnumProvident Corporation's Annual Report on Form 10-K for the year ended December 31, 1999. Such consolidated financial statements have not been presented therein. Such report is incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 16. Exhibits

  1.1  Form of Underwriting Agreement for senior debt securities.*

  1.2  Form of Underwriting Agreement for subordinated debt securities.*

  1.3  Form of Underwriting Agreement for preferred stock.*

  1.4  Form of Underwriting Agreement for common stock.*

  1.5  Form of Underwriting Agreement for stock purchase contracts.*

  1.6  Form of Underwriting Agreement for stock purchase units.*

  1.7  Form of Underwriting Agreement for warrants.*

  1.8  Form of Underwriting Agreement for preferred securities.*

  3.1  Restated Certificate of Incorporation (incorporated by reference to
       Exhibit 2 to our Registration Statement on Form 8-A/A (File No. 1-11834) filed on June 30, 1999).*

  3.2 By-Laws (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K (File No. 1-11834) for the year ended December 31, 1999).*

  4.1  Form of Indenture for senior debt securities.*

  4.2  Form of Indenture for subordinated debt securities.*

  4.3  Form of preferred stock designations.*

  4.4  Form of Depositary Agreement.*

  4.5  Form of Depositary Receipt.*

  4.6  Form of Senior Debt Security.*

  4.7  Form of Subordinated Debt Security.*

  4.8  Form of Preferred Security. (included in Exhibit 4.16).*

  4.9  Form of Warrant Agreement.*

  4.10 Form of Purchase Contract Agreement (including the form of the Security
       Certificate).*

  4.11 Form of Pledge Agreement.*

  4.12 Certificate of Trust of UnumProvident Financing Trust II.*

  4.13 Certificate of Trust for UnumProvident Financing Trust III.*

  4.14 Declaration of Trust of UnumProvident Financing Trust II.*

  4.15 Declaration of Trust of UnumProvident Financing Trust III.*

  4.16 Form of amended and restated declaration of trust for each of UnumProvident Financing* Trust II and UnumProvident Financing Trust III
       (Form of Preferred Security included therein).*

  4.17 Form of Preferred Securities Guarantee.*

  4.18 Form of Expense Agreement (included in Exhibit 4.16).*

  5.1  Opinion of Alston & Bird LLP regarding legality of the securities.*

  5.2  Opinion of Richards, Layton & Finger, P.A. regarding legality of the
       Preferred Securities of UnumProvident Financing Trust II.*

  5.3  Opinion of Richards Layton & Finger, P.A. regarding legality of the
       Preferred Securities of UnumProvident Financing Trust III.*

  8.1  Opinion of Alston & Bird LLP regarding certain tax consequences.*

 12.1  Statement regarding computation of ratios of earnings to fixed charges.*

 12.2 Statement regarding computation of ratios of earnings to combined fixed charges and preferred stock dividends.*


 15.1 Letter of Ernst & Young LLP regarding unaudited information.*

 23.1 Consent of Ernst & Young LLP.*

 23.2 Consent of Alston & Bird LLP (included in Exhibit 5.1).*

 23.3 Consent of Alston & Bird LLP (included in Exhibit 8.1).*

 23.4 Consent of Richards, Layton & Finger, P.A. (included in Exhibits 5.2 and
      5.3).*

 23.5 Consent of PriceWaterhouseCoopers LLP.

 24.1 Powers of Attorney (included on signature page of Registration
      Statement).*

 25.1 Statement of Eligibility and Qualification of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank as Trustee for the Senior Indenture for the Senior Debt Securities.*

 25.2 Statement of Eligibility and Qualification of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank as Trustee under the Subordinated Indenture for the Subordinated Debt
      Securities.*

 25.3 Statement of Eligibility and Qualification of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank as Property Trustee for the Amended and Restated Declaration of Trust of UnumProvident Financing Trust II.*

 25.4 Statement of Eligibility and Qualification of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank as Property Trustee for the Amended and Restated Declaration of Trust of UnumProvident Financing Trust III.*

 25.5 Statement of Eligibility and Qualification of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan
      Bank, as Guarantee Trustee under the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities of UnumProvident
      Financing Trust II.*

 25.6 Statement of Eligibility and Qualification of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan
      Bank, as Guarantee Trustee under the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities of UnumProvident
      Financing Trust III.*

--------
 * Previously filed.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on March 9, 2001.

                                          UNUMPROVIDENT CORPORATION

                                                    /s/ F. Dean Copeland
                                          By: _________________________________
                                                      F. Dean Copeland
                                                Executive Vice President and
                                                      General Counsel

                                          UNUMPROVIDENT FINANCING TRUST II

                                          By: UnumProvident Corporation, as
                                           depositor

                                                    /s/ F. Dean Copeland
                                          _____________________________________
                                                      F. Dean Copeland
                                                Executive Vice President and
                                                      General Counsel

                                          UNUMPROVIDENT FINANCING TRUST III

                                          By: UnumProvident Corporation, as
                                           depositor

                                                    /s/ F. Dean Copeland
                                          _____________________________________
                                                      F. Dean Copeland
                                                Executive Vice President and
                                                      General Counsel


   Pursuant to the requirements of the Securities Act of 1933, this Post-effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated as of March 9, 2001.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Chairman, President and       March 9, 2001
______________________________________  Chief Executive Officer
          J. Harold Chandler

                  *                    Executive Vice President,     March 9, 2001
______________________________________  Finance and Risk
           Thomas R. Watjen             Management (principal
                                        financial officer)

              Signature                          Title                   Date
              ---------                          -----                   ----
                  *                    Senior Vice President--       March 9, 2001
______________________________________  Finance (principal
          Robert C. Greving             accounting officer)

                  *                    Director                      March 9, 2001
______________________________________
         William L. Armstrong

                                       Director                      March 9, 2001
______________________________________
         Ronald E. Goldsberry

                  *                    Director                      March 9, 2001
______________________________________
        Hugh O. Maclellan, Jr.

                                       Director                      March 9, 2001
______________________________________
         A.S. (Pat) MacMillan

                                       Director                      March 9, 2001
______________________________________
          George J. Mitchell

                  *                    Director                      March 9, 2001
______________________________________
        Cynthia A. Montgomery

                  *                    Director                      March 9, 2001
______________________________________
         James L. Moody, Jr.

                                       Director                      March 9, 2001
______________________________________
          C. William Pollard

                  *                    Director                      March 9, 2001
______________________________________
           Lawrence R. Pugh

                  *                    Director                      March 9, 2001
______________________________________
          Lois Dickson Rice

                                       Director                      March 9, 2001
______________________________________
             John W. Rowe

                  *                    Director                      March 9, 2001
______________________________________
          Burton E. Sorensen

           /s/ Susan N. Roth
*By: ____________________________

             Susan N. Roth
          as Attorney-in-Fact

                                 EXHIBIT INDEX

  1.1  Form of Underwriting Agreement for senior debt securities.**

  1.2  Form of Underwriting Agreement for subordinated debt securities.**

  1.3  Form of Underwriting Agreement for preferred stock.**

  1.4  Form of Underwriting Agreement for common stock.**

  1.5  Form of Underwriting Agreement for stock purchase contracts.**

  1.6  Form of Underwriting Agreement for stock purchase units.**

  1.7  Form of Underwriting Agreement for warrants.**

  1.8  Form of Underwriting Agreement for preferred securities.**

  3.1  Restated Certificate of Incorporation (incorporated by reference to
       Exhibit 3.1 to our Quarterly Report on Form 10-Q (File No. 1-11834) for the quarter ended June 30, 1999).*

  3.2 By-Laws (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K (File No. 1-11834) for the year ended December 31, 1999).*

  4.1 Form of Indenture for senior debt securities (Form of senior debt security included therein).*

  4.2 Form of Indenture for subordinated debt securities (Form of subordinated debt security included therein).*

  4.3  Form of preferred stock designations.**

  4.4  Form of Depositary Agreement.**

  4.5  Form of Depositary Receipt.**

  4.6  Form of Senior Debt Security.**

  4.7  Form of Subordinated Debt Security.**

  4.8  Form of Warrant Agreement.**

  4.9  Form of Purchase Contract Agreement (including the form of the Security
       Certificate).**

  4.10 Form of Pledge Agreement.**

  4.11 Certificate of Trust of UnumProvident Financing Trust II.*

  4.12 Certificate of Trust for UnumProvident Financing Trust III.*

  4.13 Declaration of Trust of UnumProvident Financing Trust II.*

  4.14 Declaration of Trust of UnumProvident Financing Trust III.*

  4.15 Form of amended and restated declaration of trust (Form of Preferred
       Security included therein).*

  4.16 Form of Preferred Securities Guarantee.*

  4.17 Form of Expense Agreement.*

  5.1  Opinion of Alston & Bird LLP regarding legality of the securities.*

  5.2  Opinion of Richards, Layton & Finger, P.A. regarding legality of the
       Preferred Securities.*

  8.1  Opinion of Alston & Bird LLP regarding certain tax consequences.**

 12.1  Statement regarding computation of ratio of earnings to fixed charges.*

 12.2 Statement regarding computation of ratio of earnings to combined fixed charges and preferred stock dividends.*

 15.1 Letter regarding unaudited information.*

 23.1 Consent of Ernst & Young LLP.*

 23.2 Consent of Alston & Bird LLP (included in Exhibit 5.1).*

 23.3 Consent of Alston & Bird LLP (included in Exhibit 8.1).*

 23.4 Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2).*

 23.5 Consent of PriceWaterhouseCoopers LLP.

 24.1 Powers of Attorney (included on signature page of this Registration
      Statement).*

 25.1 Statement of Eligibility and Qualification of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank as Trustee for the Senior Indenture for the Senior Debt Securities.*

 25.2 Statement of Eligibility and Qualification of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank as Trustee under the Subordinated Indenture for the Subordinated Debt
      Securities.*

 25.3 Statement of Eligibility and Qualification of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Chase Manhattan Bank as property trustee for the Amended and Restated Declaration of Trust.*

 25.4 Statement of Eligibility and Qualification of Trustee on Form T-1 under the Trust Indenture Act of 1939 of The Chase Manhattan Bank, as
      Guarantee Trustee under the Preferred Securities Guarantee.*

 99.1 Acknowledgement of Ernst & Young LLP.*

--------
*  Previously filed
** To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the Offered Securities.